Exhibit 99.1

NEORX APPLIES TO TRANSFER ITS STOCK LISTING

TO THE NASDAQ SMALLCAP MARKET

                Seattle, WA, March 11, 2003 — NeoRx Corporation (NASDAQ: NERX) today announced that it has applied to The Nasdaq Stock Market, Inc. to transfer the listing of its Common Stock from The Nasdaq National Market to The Nasdaq SmallCap Market.

                The Company expects to receive Nasdaq’s approval decision within the next ten days and will maintain its current National Market status pending approval of the transfer application.  NeoRx believes that it meets all listing requirements of The Nasdaq SmallCap Market, other than the SmallCap Market minimum $1.00 per share bid price requirement, and anticipates approval of the transfer.  With the transfer, the Company will receive a grace period within which to satisfy the minimum bid price requirement.  The Company’s Common Stock will continue to trade under the symbol “NERX.”

                In a separate press release issued today, NeoRx announced the appointment of Jack L. Bowman as Chairman of the Board of Directors and Executive Chairman of the Company.

                NeoRx is a cancer therapeutics company developing products for targeted delivery of cytotoxic agents, including radiopharmaceuticals, to tumor sites.

                This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results include conditions in the capital markets in general and in the life science capital market specifically which may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the ability to successfully develop and commercialize products and the risks and uncertainties described in NeoRx’s current and periodic reports filed with the

Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2001 and its latest Quarterly Report on Form 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

                Visit NeoRx at www.neorx.com.

NeoRx is a registered trademark of NeoRx Corporation in the United States and/or foreign countries.

                © 2003 NeoRx Corporation. All Rights Reserved.